STELLAR INTERNATIONAL INC.
INTERIM FINANCIAL STATEMENTS
(Canadian Funds)
(Unaudited - Prepared by Management)

SEPTEMBER 30, 2003

STELLAR INTERNATIONAL INC.
SEPTEMBER 30, 2003

STELLAR INTERNATIONAL INC.
INTERIM BALANCE SHEET
(Canadian Funds)
(Unaudited - Prepared by Management)

ASSETS
		September 30	December 31
		2003	2002
CURRENT
Cash and cash equivalents		$80,451	$189,468
Accounts receivable		79,679	26,474
Inventory (Note 2)		86,818	71,372
Deposits and sundry receivable		21,320	15,276
		268,268	302,590

PROPERTY AND EQUIPMENT (Note 3)		283,204	300,651
OTHER (Note 4)		3,103	3,314
		$554,575	$606,555

LIABILITIES
CURRENT
Accounts payable		$106,813	$163,799
Accrued liabilities		70,727	51,691
		177,540	215,490
CONTINGENCIES AND COMMITMENTS (Note 6)

SHAREHOLDERS' EQUITY
CAPITAL STOCK (Note 5)
AUTHORIZED
Unlimited	Non-voting, convertible, redeemable and retractable preferred shares
Unlimited	Common shares
ISSUED
15,942,912	Common shares (December 31, 2002 - 14,261,577)	2,483,276	2,051,503
-	Paid-in capital options and warrants - outstanding	110,333	67,300
	- expired	67,263	67,263
52,083	Shares to be issued	14,061	-
		2,674,933	2,186,066
DEFICIT		(2,297,898)	(1,795,001)
		377,035	391,065
		$554,575	$606,555

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
INTERIM STATEMENT OF LOSS AND DEFICIT
(Canadian Funds)
(Unaudited - Prepared by Management)

For the Three Month Period			For the Nine Month Period
	Ended September 30		Ended September 30
	2003	2002	2003	2002

REVENUE	$226,530	$187,423	$807,777	$622,819

COST OF GOODS SOLD	42,815	45,828	148,000	142,858

GROSS PROFIT	183,715	141,595	659,777	479,961

EXPENSES
Selling, general and administrative	399,153	314,926	1,039,063	825,532
Research and development	24,037	57,372	72,342	214,184
Amortization	16,717	6,717	51,637	10,151
Investment income	(103)	(5,124)	(368)	(13,865)
	439,804	373,891	1,162,674	1,036,002

NET LOSS FOR THE PERIOD	(256,089)	(232,296)	(502,897)	(556,041)

DEFICIT, beginning of period	(2,041,809)	(1,323,570)	(1,795,001)	(999,825)

DEFICIT, end of period	$(2,297,898)	$(1,555,866)	$(2,297,898)	$(1,555,866)

NET LOSS PER SHARE
Basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.04)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic and diluted	15,549,433	14,261,577	14,714,536	14,261,577

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
INTERIM STATEMENT OF CASH FLOWS
(Canadian Funds)
(Unaudited - Prepared by Management)

For the Three Month Period			For the Nine Month Period
	Ended September 30		Ended September 30
	2003	2002	2003	2002

OPERATING ACTIVITIES
Net loss for the period	$(256,089)	$(232,296)	$(502,897) $	(556,041)
Amortization	16,717	6,717	51,637	10,151
Service rendered for issuance of shares and
options	99,820	-	161,806	-
Changes in non-cash components of working
capital
Accounts receivable	63,350	29,650	(53,205)	289,485
Inventory	(12,574)	(14,987)	(15,446)	(7,950)
Deposits and sundry receivables	8,448	210,359	(6,044)	(10,520)
Accounts payable and accrued liabilities	(92,478)	22,346	(37,950)	83,997
	(172,806)	21,789	(402,099)	(190,878)

FINANCING ACTIVITY
Proceeds of issuance of capital stock	119,161	-	327,061	-

INVESTING ACTIVITY
Purchase of property and equipment	(4,724)	(284,279)	(33,979)	(301,317)

CHANGE IN CASH AND CASH
EQUIVALENTS	(58,369)	(262,490)	(109,017)	(492,195)
CASH AND CASH EQUIVALENTS,
beginning of period	138,820	611,904	189,468	841,609
CASH AND CASH EQUIVALENTS, end of period	$80,451	$349,414	$80,451 $	349,414

SUPPLEMENTAL DISCLOSURE
RELATING TO NON-CASH FINANCING
ACTIVITY:
Common shares and options issued for
services rendered	$99,820	$-	$161,806 $	-

See accompanying notes to financial statements.

STELLAR INTERNATIONAL INC.
NOTES TO INTERIM FINANCIAL STATEMENTS
(Canadian Funds)
(Unaudited - Prepared by Management)

SEPTEMBER 30, 2003

1.       BASIS OF PRESENTATION

These interim financial statements should be read in conjunction with the financial statements for the Company's most recently completed fiscal year ended December 31, 2002. They do not include all disclosures required in annual financial statements but rather are prepared in accordance with recommendations for interim financial statements in conformity with Canadian general accepted accounting principles. They have been prepared using the same accounting policies, and methods as those used in the December 31, 2002 accounts.

The preparation of interim financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim financial statements and the revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       INVENTORY

	September 30,	December31,
	2003	2002

Raw materials	$4,512	$3,068
Work in progress	40,120	-
Finished good	15,979	46,151
Packaging material	26,207	22,153
	$86,818	$71,372

3.       PROPERTY AND EQUIPMENT

				December
	September 30, 2003			31, 2002
		Accumulated
	Cost	Amortization	Net	Net

Equipment	$383,807	$ 100,603	$ 283,204	$ 300,651

4.       OTHER ASSET

				December
	September 30, 2003			31, 2002
		Accumulated
	Cost	Amortization	Net	Net

Patents	$3,885	$ 782	$ 3,103	$ 3,314

5.       CAPITAL STOCK

  During the current quarter, the Company issued 355,000 common shares at an average price of $0.28 per share totalling $99,795 in payment for consulting services, and 1,211,335 common shares issued for cash at $0.27 per share from private placement.

  Stock Options and Warrants

During the current quarter, the Company issued 660,667 common share purchase warrants in connection with the private placement. Each warrant entitles the holder to purchase one-half of common shares of the Company for $0.35 on or before the first anniversary and $0.45 on the second anniversary of the issuance of warrants. The warrants will expire on July 15, 2004.

During the second quarter of this year, the Company issued 200,000 options to a consultant which entitles the holder to purchase one common share of the Company for a price of $0.40 per share at any time until January 1, 2005. The fair value of these warrants and options was estimated at $0.05 each at the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Risk-free interest rate	- 6%
Expected life	- 2 years
Expected volatility	- 35%
Dividend yield	- 0%

Based on the foregoing option-pricing model, the compensation expense of $10,000 for the options issued has been recorded and the estimated fair value of the warrants issued totaling $33,033 has been deducted from the proceeds of the common shares issued with corresponding credits to paid-in capital.

6.       CONTINGENCIES AND COMMITMENTS

(a)     Legal Action

On May 2, 1997, a competitor claimed injunctive relief against the Company as well as damages including aggravated, exemplary and punitive damage of $20,000,000 for breach of fiduciary duty, breach of contract, misuse of confidential information, including breach of contract, interference with contractual interest, conversion, detinue and an accounting for the profits from such activities. In turn, the Company counterclaimed for a dismissal of the action and damages in the amount of $500,000, interest and cost.

A motion was brought by the claimant for an interim injunction against the Company which was dismissed. A leave to appeal motion was brought by the claimant which was also dismissed. As at year-end, the claimant has paid a total of $27,000 of costs to the Company. In the opinion of the Company's legal counsel, the competitor's claim against the Company is without merit and the outstanding counterclaim, if pursued by the company, would likely result in damages in excess of the competitor's claim. Therefore, no provision has been made in the financial statements.

(b)     Royalty Agreement

The Company entered into a royalty agreement on sales of one of its products. The agreement runs through September 30, 2008 with payments ranging from 5% of sales to September 30, 2000 to 2% by October 1, 2003.